Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 4th Quarter 2022 Results
Denver, Colorado, February 22, 2023 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter and year ended December 31, 2022.

“We continue to have excitement and conviction in our long-term capabilities and strategy to differentiate DaVita as a healthcare provider and employer of choice,” said Javier Rodriguez, CEO of DaVita Inc. “I am encouraged by the operating progress we have made in recent months, and we will be closely monitoring volume and the labor environment which remain challenges in 2023.”

Financial and operating highlights for the quarter and year ended December 31, 2022:
•Consolidated revenues were $2.917 billion and $11.610 billion for the three months and year ended December 31, 2022, respectively.
•Operating income was $256 million and adjusted operating income was $317 million for the three months ended December 31, 2022. Operating income was $1,339 million and adjusted operating income was $1,450 million for year ended December 31, 2022.
•Diluted earnings per share from continuing operations was $0.59 and adjusted diluted earnings per share from continuing operations $1.11 for three months ended December 31, 2022. Diluted earnings per share from continuing operations was $5.71 and adjusted diluted earnings per share from continuing operations was $6.60 for year ended December 31, 2022.
•Operating cash flow was $344 million and free cash flow was $75 million for three months ended December 31, 2022. Operating cash flow was $1,565 million and free cash flow was $817 million for the year ended December 31, 2022.

	Three months ended		Year ended December 31,
	December 31, 2022	September 30, 2022	2022	2021
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income from continuing operations	$55	$105	$547	$978
Diluted per share	$0.59	$1.13	$5.71	$8.90
Adjusted net income from continuing operations(1)	$102	$135	$632	$1,016
Adjusted diluted per share(1)	$1.11	$1.45	$6.60	$9.24
Net income	$68	$105	$560	$978
Diluted per share	$0.74	$1.13	$5.85	$8.90

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended				Year ended December 31,
	December 31, 2022		September 30, 2022		2022		2021
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$256	8.8%	$312	10.6%	$1,339	11.5%	$1,797	15.5%
Adjusted operating income(1)(2)	$317	10.9%	$351	11.9%	$1,450	12.5%	$1,815	15.6%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
(2)Adjusted operating income margin is adjusted operating income divided by consolidated revenues.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the fourth quarter of 2022 were 7,239,660, or an average of 91,641 treatments per day, representing a per day decrease of (1.3)% compared to the third quarter of 2022. Normalized non-acquired treatment growth in the fourth quarter of 2022 compared to the fourth quarter of 2021 was (2.1)%.

	Three months ended		Quarter change	Year ended		Annual change
	December 31, 2022	September 30, 2022		December 31, 2022	December 31, 2021
	(dollars in millions, except per treatment data)
Revenue per treatment	$366.30	$367.67	$(1.37)	$365.24	$359.24	$6.00
Patient care costs per treatment	$257.60	$255.86	$1.74	$253.31	$241.47	$11.84
General and administrative	$283	$297	$(14)	$1,038	$926	$112
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to non-recurring favorable adjustments in the third quarter. These changes were partially offset by increased hospital inpatient dialysis revenues, favorable changes in government rate driven by administration of influenza vaccines, favorable changes in commercial mix and the continued migration to Medicare Advantage plans. The annual change was primarily driven by an increase in commercial mix and rate, an increase in the Medicare base rate in 2022 and the continued shift to Medicare Advantage plans, partially offset by the reinstatement of 1% Medicare sequestration beginning April 1, 2022 through June 30, 2022 and 2% Medicare sequestration beginning July 1, 2022 and thereafter.
Patient care costs: The quarter change was primarily due to increased other direct operating expenses associated with our dialysis centers, including increases in utilities expense partially due to lower expense in the third quarter related to our virtual power purchase arrangements. Other drivers of the increase include increases in health benefit expenses, pharmaceutical costs and professional fees. These increases were partially offset by decreases in compensation costs primarily due to a decrease in contract labor costs and improved productivity, and medical supply expense. The annual change was primarily due to increases in compensation expenses, other direct operating expenses associated with our dialysis centers, including increases in utilities expense, as well as closure costs, insurance expenses and costs related to travel. In addition, our fixed other direct operating expenses negatively impacted patient care costs per treatment due to decreased treatments in 2022. These annual increases were partially offset by decreases in pharmaceutical unit costs, health benefit expenses and medical supply costs.
General and administrative: The quarter change was primarily due to decreases in advocacy costs to counter union policy efforts and long-term incentive compensation expense. These quarterly changes were partially offset by increased compensation including severance costs, as described below, health benefit expenses, professional fees and other purchased services. The annual change was primarily due to increases in advocacy costs to counter union policy efforts, compensation expenses, including severance costs, as described below, travel costs, center closure costs, as described below, and higher information technology related costs. These annual increases were partially offset by gains recognized on the sale of our self-developed properties, decreased professional fees and fewer contributions to our charitable foundation.
Financial and operating metrics:

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Cash flow:	(dollars in millions)
Operating cash flow	$344	$530	$1,565	$1,931
Free cash flow(1)	$75	$290	$817	$1,133

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.

	Three months ended December 31, 2022	Year ended December 31, 2022
Effective income tax rate on:
Income from continuing operations	23.3%	20.5%
Income from continuing operations attributable to DaVita Inc.(1)	38.5%	26.5%
Adjusted income from continuing operations attributable to DaVita Inc.(1)	31.7%	26.1%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 16.
Center activity: As of December 31, 2022, we provided dialysis services to a total of approximately 245,000 patients at 3,074 outpatient dialysis centers, of which 2,724 centers were located in the United States and 350 centers were located in 11 countries outside of the United States. During the fourth quarter of 2022, we opened a total of six new dialysis centers and closed 58 dialysis centers in the United States. We also acquired three dialysis centers, opened three dialysis centers and closed eight dialysis centers outside of the United States during the fourth quarter of 2022.
Integrated kidney care (IKC): As of December 31, 2022, we had approximately 42,000 patients in risk-based integrated care arrangements representing approximately $3.5 billion in annualized medical spend. We also had an additional 15,000 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. See additional description of these metrics at Note 2.
Certain items impacting operating results:
Closure costs. During 2022, we incurred higher than normal charges for center capacity closures. These closures are the result of a strategic review of our outpatient clinic capacity requirements and utilization, which have been impacted both by declines in our patient census in some markets due to the COVID-19 pandemic, as well as by our initiatives toward, and advances in, increasing the proportion of our home dialysis patients.
Our fourth quarter charges for U.S. dialysis center closures were approximately $35 million, which increased our patient care costs by $6 million, our general and administrative expenses by $5 million and our depreciation and amortization expense by $24 million. During the year ended December 31, 2022, charges for U.S. dialysis center closures were approximately $86 million, which increased our patient care costs by $21 million, our general and administrative expenses by $19 million and our depreciation and amortization expense by $46 million. These capacity closures costs included net losses on assets retired, lease costs, asset impairments and accelerated depreciation and amortization.
Severance costs and other. During the fourth quarter of 2022, we committed to a plan to increase efficiencies and cost savings in certain general and administrative support functions. As a result of this plan, we recognized expenses related to termination and other benefit commitments in our U.S. dialysis business, IKC business and corporate administration support function of $17.0 million, $0.5 million and $0.6 million, respectively.
International. During the fourth quarter of 2022, we also committed to a plan to increase efficiencies and cost savings in our international business, which resulted in recognition of expenses related to termination benefits and other charges of $7.5 million.
Advocacy costs. During the year ended December 31, 2022, we incurred advocacy costs of approximately $51 million to counter union policy efforts, including a California ballot initiative. These costs are included in the U.S. dialysis segment's general and administrative expense.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. For example, the widespread impact of the COVID-19 pandemic continues to generate significant risk and uncertainty, and as a result, our future results could vary materially from the guidance provided below. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These non-GAAP financial measures do not include certain items, including capacity closure charges, severance costs and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.

	2023 expected guidance
	Low	High
	(dollars in millions, except per share data)
Adjusted operating income from continuing operations	$1,400	$1,600
Adjusted diluted net income from continuing operations per share attributable to DaVita Inc.	$5.45	$6.95
Free cash flow	$650	$900
We will be holding a conference call to discuss our results for the fourth quarter ended December 31, 2022, on February 22, 2023, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password 'Earnings'. This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, DaVita's response to and the expected future impacts of the coronavirus (COVID-19), including statements about our balance sheet and liquidity, our expenses and expense offsets, revenues, billings and collections, availability or cost of supplies, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, the availability, acceptance, impact, administration and efficacy of COVID-19 vaccines, treatments and therapies, the continuing impact on the U.S. and global economies, labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, expenses, strategic initiatives, government and commercial payment rates, expectations related to value-based care, integrated kidney care, and Medicare Advantage (MA) plan enrollment and our ongoing stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•the continuing impact of the COVID-19 pandemic, current macroeconomic and marketplace conditions, and global events, many of which are interrelated and which relate to, among other things, the impact of the COVID-19 pandemic on our patients, teammates, physician partners, suppliers, business, operations, reputation, financial condition and results of operations; the government's response to the ongoing pandemic, the pandemic's continuing impact on the U.S. and global economies, labor market conditions, interest rates, inflation and evolving monetary policies; the availability, acceptance, impact and efficacy of COVID-19 vaccines, treatments and therapies; further spread or resurgence of the virus, including as a result of the emergence of new strains of the virus; the continuing impact of the pandemic on our revenues and non-acquired growth due to lower treatment volumes; COVID-19's impact on the chronic kidney disease (CKD) population and our patient population including on the mortality of these patients; any potential negative impact on our commercial mix or the number of our patients covered by commercial insurance plans; continued increased COVID-19-related costs; our ability to successfully implement cost savings initiatives; supply chain challenges and disruptions; and elevated teammate turnover and training costs and higher salary and wage expense, including, among other things, increased contract wages, driven in part by persisting labor market conditions and a high demand for our clinical personnel, any of which may also have the effect of heightening many of the other risks and uncertainties discussed below, and in many cases, the impact of the pandemic and the aforementioned global economic conditions on our business may persist even after the pandemic subsides;
•the extent to which the ongoing implementation of healthcare reform, or changes in or new legislation, regulations or guidance, enforcement thereof or related litigation result in a reduction in coverage or reimbursement rates for our services, a reduction in the number of patients enrolled in or that select higher-paying commercial plans, including for example MA plans or other material impacts to our business or operations; or our making incorrect assumptions about how our patients will respond to any such developments;
•risks arising from potential changes in laws, regulations or requirements applicable to us, such as potential and proposed federal and/or state legislation, regulation, ballot, executive action or other initiatives, including, without limitation, those related to healthcare and/or labor matters;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under such plans, including, without limitation, as a result of restrictions or prohibitions on the use and/or availability of charitable premium assistance, which may result in the loss of revenues or patients, as a result of our making incorrect assumptions about how our patients will respond to any change in financial assistance from charitable organizations, or as a result of payors' implementing restrictive plan designs, including, without limitation, actions taken in response to the U.S. Supreme Court’s decision in Marietta Memorial Hospital Employee Health Benefit Plan, et al. v. DaVita Inc. et al. ("Marietta"); how and whether regulators and legislators will respond to the Marietta decision including, without limitation, whether they will issue regulatory guidance or adopt new legislation; how courts will interpret other anti-discriminatory provisions that may apply to restrictive plan designs; whether there could be other potential negative impacts of the Marietta decision; and the timing of each of these items;

•our ability to attract, retain and motivate teammates and our ability to manage operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, or other reasons;
•U.S. and global economic and marketplace conditions, interest rates, inflation, unemployment, labor market conditions, and evolving monetary policies, and our ability to respond to these challenging conditions, including among other things our ability to successfully identify cost savings opportunities and to implement cost savings initiatives such as ongoing initiatives that increase our use of third party service providers to perform certain activities, initiatives that relate to clinic optimization and capacity utilization improvement, and procurement opportunities, among other things;
•our ability to successfully implement our strategies with respect to integrated kidney care and value-based care initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment, including, among other things, maintaining our existing business; meeting growth expectations; recovering our investments; entering into agreements with payors, third party vendors and others on terms that are competitive and, as appropriate, prove actuarially sound; structuring operations, agreements and arrangements to comply with evolving rules and regulations; finding, training and retaining appropriate staff; and further developing our integrated care and other capabilities to provide competitive programs at scale;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the Medicare Advantage benchmark structure;
•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as our continued compliance with complex, and at times, evolving government regulations and requirements;
•the impact of the political environment and related developments on the current healthcare marketplace and on our business, including with respect to the Affordable Care Act, the exchanges and many other core aspects of the current healthcare marketplace, as well as the composition of the U.S. Supreme Court and the current presidential administration and congressional majority;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to hypoxia inducible factors, among other things;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives introduced by the government or private sector that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete acquisitions, mergers, dispositions, joint ventures or other strategic transactions that we might announce or be considering, on terms favorable to us or at all, or to successfully integrate any acquired businesses, or to successfully operate any acquired businesses, joint ventures or other strategic transactions, or to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•continued increased competition from dialysis providers and others, and other potential marketplace changes, including without limitation increased investment in and availability of funding to new entrants in the dialysis and pre-dialysis marketplace;
•the variability of our cash flows, including without limitation any extended billing or collections cycles; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as our use of a considerable amount of available funds to repurchase stock;
•risks arising from the use of accounting estimates, judgments and interpretations in our financial statements;
•impairment of our goodwill, investments or other assets;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; the availability of suppliers that can meet our sustainability standards; and our ability to recruit, develop and retain diverse talent in our labor markets; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2022, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Dialysis patient service revenues	$2,803,590	$2,843,031	$11,176,464	$11,213,515
Other revenues	113,298	100,936	433,430	405,282
Total revenues	2,916,888	2,943,967	11,609,894	11,618,797
Operating expenses:
Patient care costs	2,088,681	2,060,218	8,209,553	7,972,414
General and administrative	379,711	322,723	1,355,197	1,195,335
Depreciation and amortization	194,068	174,763	732,602	680,615
Equity investment income, net	(1,824)	(3,152)	(26,520)	(26,937)
Total operating expenses	2,660,636	2,554,552	10,270,832	9,821,427
Operating income	256,252	389,415	1,339,062	1,797,370
Debt expense	(100,962)	(72,087)	(357,019)	(285,254)
Other (loss) income, net	(7,797)	(2,388)	(15,765)	6,378
Income from continuing operations before income taxes	147,493	314,940	966,278	1,518,494
Income tax expense	34,330	65,508	198,087	306,732
Net income from continuing operations	113,163	249,432	768,191	1,211,762
Net income from discontinued operations, net of tax	13,452	—	13,452	—
Net income	126,615	249,432	781,643	1,211,762
Less: Net income attributable to noncontrolling interests	(58,512)	(61,959)	(221,243)	(233,312)
Net income attributable to DaVita Inc.	$68,103	$187,473	$560,400	$978,450

Earnings per share attributable to DaVita Inc.:
Basic net income from continuing operations	$0.61	$1.86	$5.88	$9.30
Basic net income	$0.76	$1.86	$6.03	$9.30
Diluted net income from continuing operations	$0.59	$1.79	$5.71	$8.90
Diluted net income	$0.74	$1.79	$5.85	$8.90

Weighted average shares for earnings per share:
Basic shares	90,122	100,913	92,992	105,230
Diluted shares	91,910	104,842	95,834	109,948

Amounts attributable to DaVita Inc.:
Net income from continuing operations	$54,651	$187,473	$546,948	$978,450
Net income from discontinued operations	13,452	—	13,452	—
Net income attributable to DaVita Inc.	$68,103	$187,473	$560,400	$978,450

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Net income	$126,615	$249,432	$781,643	$1,211,762
Other comprehensive income (loss), net of tax:
Unrealized gains on interest rate cap agreements:
Unrealized gains	13,008	4,689	108,669	7,155
Reclassifications of net realized (gains) losses into net income	(11,905)	1,034	(8,806)	4,133
Unrealized gains (losses) on foreign currency translation:	65,262	(25,218)	(29,802)	(84,381)
Other comprehensive income (loss)	66,365	(19,495)	70,061	(73,093)
Total comprehensive income	192,980	229,937	851,704	1,138,669
Less: Comprehensive income attributable to noncontrolling interests	(58,512)	(61,959)	(221,243)	(233,312)
Comprehensive income attributable to DaVita Inc.	$134,468	$167,978	$630,461	$905,357

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited)
(dollars in thousands)

	Year ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$781,643	$1,211,762
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	732,602	680,615
Stock-based compensation expense	95,427	102,209
Deferred income taxes	(75,669)	60,483
Equity investment income, net	8,773	5,215
Other non-cash charges, net	21,693	11,231
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(148,394)	(138,140)
Inventories	(757)	5,720
Other receivables and prepaid and other current assets	27,533	128,661
Other long-term assets	(50,549)	(26,387)
Accounts payable	87,481	(30,320)
Accrued compensation and benefits	34,536	(16,717)
Other current liabilities	89,955	(93,645)
Income taxes	(24,103)	36,921
Other long-term liabilities	(15,601)	(6,732)
Net cash provided by operating activities	1,564,570	1,930,876
Cash flows from investing activities:
Additions of property and equipment	(603,429)	(641,465)
Acquisitions	(57,308)	(187,050)
Proceeds from asset and business sales	117,582	61,464
Purchase of debt investments held-to-maturity	(129,803)	(30,849)
Purchase of other debt and equity investments	(3,590)	(2,987)
Proceeds from debt investments held-to-maturity	71,125	15,849
Proceeds from sale of other debt and equity investments	3,781	12,030
Purchase of equity method investments	(31,885)	(13,924)
Distributions from equity method investments	3,962	2,944
Other	(782)	(745)
Net cash used in investing activities	(630,347)	(784,733)
Cash flows from financing activities:
Borrowings	2,393,116	1,615,370
Payments on long-term debt	(2,404,395)	(861,115)
Deferred financing and debt redemption costs	(3)	(9,091)
Purchase of treasury stock	(802,228)	(1,538,626)
Distributions to noncontrolling interests	(267,946)	(244,033)
Net payments related to stock purchases and awards	(37,367)	(60,001)
Contributions from noncontrolling interests	14,797	31,754
Proceeds from sales of additional noncontrolling interests	3,673	2,880
Purchases of noncontrolling interests	(20,775)	(20,104)
Net cash used in financing activities	(1,121,128)	(1,082,966)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(29,066)	(10,007)
Net (decrease) increase in cash, cash equivalents and restricted cash	(215,971)	53,170
Cash, cash equivalents and restricted cash at beginning of the year	554,960	501,790
Cash, cash equivalents and restricted cash at end of the period	$338,989	$554,960

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$244,086	$461,900
Restricted cash and equivalents	94,903	93,060
Short-term investments	77,693	22,310
Accounts receivable	2,132,070	1,957,583
Inventories	109,122	107,428
Other receivables	413,976	427,321
Prepaid and other current assets	78,839	72,517
Income tax receivable	4,603	25,604
Total current assets	3,155,292	3,167,723
Property and equipment, net of accumulated depreciation of $5,265,372 and $4,763,135, respectively	3,256,397	3,479,972
Operating lease right-of-use assets	2,666,242	2,824,787
Intangible assets, net of accumulated amortization of $49,772 and $60,730, respectively	182,687	177,693
Equity method and other investments	231,108	238,881
Long-term investments	44,329	49,514
Other long-term assets	315,587	136,677
Goodwill	7,076,610	7,046,241
	$16,928,252	$17,121,488
LIABILITIES AND EQUITY
Accounts payable	$479,780	$402,049
Other liabilities	802,469	709,345
Accrued compensation and benefits	692,654	659,960
Current portion of operating lease liabilities	395,401	394,357
Current portion of long-term debt	231,404	179,030
Income tax payable	18,039	53,792
Total current liabilities	2,619,747	2,398,533
Long-term operating lease liabilities	2,503,068	2,672,713
Long-term debt	8,692,617	8,729,150
Other long-term liabilities	105,233	119,158
Deferred income taxes	782,787	830,954
Total liabilities	14,703,452	14,750,508
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,348,908	1,434,832
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 90,411 and 97,289 shares issued and outstanding at December 31, 2022, and 2021, respectively )	90	97
Additional paid-in capital	606,935	540,321
Retained earnings	174,487	354,337
Accumulated other comprehensive loss	(69,186)	(139,247)
Total DaVita Inc. shareholders' equity	712,326	755,508
Noncontrolling interests not subject to put provisions	163,566	180,640
Total equity	875,892	936,148
	$16,928,252	$17,121,488

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Year ended December 31, 2022
	December 31, 2022	September 30, 2022
1. Consolidated business metrics:
Operating margin	8.8%	10.6%	11.5%
Adjusted operating margin excluding certain items(1)(2)	10.9%	11.9%	12.5%
General and administrative expenses as a percent of consolidated revenues(3)	13.0%	12.4%	11.7%
Effective income tax rate on income from continuing operations	23.3%	20.5%	20.5%
Effective income tax rate on income from continuing operations attributable to DaVita Inc.(1)	38.5%	28.7%	26.5%
Effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.(1)	31.7%	27.9%	26.1%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,658	$2,703	$10,600
Other—Ancillary services
Integrated kidney care	102	87	378
Other U.S. ancillary	7	7	23
International dialysis patient service and other	177	175	700
	285	268	1,101
Eliminations	(27)	(23)	(91)
Total consolidated revenues	$2,917	$2,949	$11,610
Operating income (loss):
U.S. dialysis	$335	$351	$1,565
Other—Ancillary services
Integrated kidney care	(34)	(32)	(125)
Other U.S. ancillary	(1)	(2)	(9)
International(4)	(4)	18	37
	(40)	(15)	(97)
Corporate administrative support expenses	(38)	(24)	(130)
Total consolidated operating income	$256	$312	$1,339

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Year ended December 31, 2022
	December 31, 2022	September 30, 2022
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,652	$2,697	$10,575
Other revenues	6	6	24
Total operating revenues	2,658	2,703	10,600
Operating expenses:
Patient care costs	1,865	1,877	7,334
General and administrative	283	297	1,038
Depreciation and amortization	184	185	691
Equity investment income	(8)	(7)	(28)
Total operating expenses	2,324	2,352	9,034
Segment operating income	$335	$351	$1,565
Reconciliation for non-GAAP measure:
Closure charges	35	40	86
Severance and other costs	17	—	17
Adjusted segment operating income(1)	$387	$391	$1,668
Metrics
Volume:
Treatments	7,239,660	7,335,825	28,954,433
Number of treatment days	79.0	79.0	313.0
Average treatments per day	91,641	92,859	92,506
Per day year-over-year decrease	(2.9)%	(1.7)%	(2.3)%
Normalized year-over-year non-acquired treatment growth(5)	(2.1)%	(2.1)%
Operating net revenues:
Average patient service revenue per treatment	$366.30	$367.67	$365.24
Expenses:
Patient care costs per treatment	$257.60	$255.86	$253.31
General and administrative expenses per treatment	$39.07	$40.52	$35.83
Depreciation and amortization expense per treatment	$25.36	$25.18	$23.86
Accounts receivable:
Receivables	$1,899	$1,886
DSO	66	65

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment data)

	Three months ended		Year ended December 31, 2022
	December 31, 2022	September 30, 2022
4. Cash flow:
Operating cash flow	$344	$711	$1,565
Operating cash flow, last twelve months	$1,565	$1,751
Free cash flow(1)	$75	$500	$817
Free cash flow, last twelve months(1)	$817	$1,032
Capital expenditures:
Routine maintenance/IT/other	$147	$104	$431
Development and relocations	$47	$40	$172
Acquisition expenditures	$13	$34	$57
Proceeds from sale of self-developed properties	$1	$1	$109

5. Debt and capital structure:
Total debt(6)	$8,969	$9,129
Net debt, net of cash and cash equivalents(6)	$8,724	$8,761
Leverage ratio(7)	4.03x	3.89x
Weighted average effective interest rate:
During the quarter	4.49%	4.28%
At end of the quarter	4.52%	4.39%
On the senior secured credit facilities at end of the quarter	4.59%	4.34%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	51%	50%
Debt with rates fixed by its terms or capped by cap agreements	90%	89%
Amount spent on share repurchases	$—	$185	$788
Number of shares repurchased	—	2,122	8,095
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules.
(2)Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(4)The reported operating income for the three months ended December 31, 2022 and September 30, 2022 and the year ended December 31, 2022 includes foreign currency (losses) gains embedded in equity method income recognized from our Asia Pacific joint venture of approximately $(5.0), $2.3 and $(0.3), respectively.
(5)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(6)The debt amounts as of December 31, 2022 and September 30, 2022 presented exclude approximately $44.5 and $47.5, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(7)See Note 1: Calculation of the Leverage Ratio on page 14.

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA-continued
(unaudited)
(dollars in millions)
Note 1: Calculation of the Leverage Ratio
Under our senior secured credit facilities (the Credit Agreement) dated August 12, 2019, the leverage ratio is defined as (a) all funded debt plus the face amount of all letters of credit issued, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A and revolving line of credit under the Credit Agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The calculation below is based on the last twelve months of "Consolidated EBITDA," as of the end of the reported period and pro forma for acquisitions or divestitures that occurred during the period, and "Consolidated net debt" at the end of the reported period, each as defined in the Credit Agreement. The Company’s management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company’s leverage ratio under its Credit Agreement. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	December 31, 2022	September 30, 2022
Net income from continuing operations attributable to DaVita Inc.	$547	$680
Income taxes	198	229
Interest expense	326	301
Depreciation and amortization	733	713
Noncontrolling interests and equity investment income, net	221	225
Stock-settled stock-based compensation	95	104
Other	55	11
"Consolidated EBITDA"	$2,175	$2,263

	December 31, 2022	September 30, 2022
Total debt, excluding debt discount and other deferred financing costs(1)	$8,969	$9,129
Letters of credit issued	109	108
	9,077	9,237
Less: Cash and cash equivalents including short-term investments(2)	(318)	(439)
Consolidated net debt	$8,759	$8,798
Last twelve months "Consolidated EBITDA"	$2,175	$2,263
Leverage ratio	4.03x	3.89x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of December 31, 2022 and September 30, 2022 presented exclude approximately $44.5 and $47.5, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
INTEGRATED CARE METRICS
(unaudited)
Note 2:    Integrated Care Metrics
Our integrated kidney care (IKC) business is party to a variety of risk-based integrated care and disease management arrangements, including value-based care (VBC) contracts under which we assume full or shared financial risk for the total medical cost of care for patients below or above a benchmark.
The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as its special needs plans), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss on for VBC arrangements under which third-party medical costs are not included in our reported results. This metric is an annualization of our estimate of this amount for the most recent quarter.
A number of our VBC contracts are subject to complex or novel patient attribution mechanics and benchmark adjustments, some of which are based on information not reported to us until periods after we report our quarterly results. As a result, our estimates of our patients under, and the dollar amount of, our value-based contracts remain subject to estimation uncertainty.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as impairment charges, (gain) loss on ownership changes, capacity closure charges, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges; and (ii) the term "effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities. Note that the non-GAAP measures presented for prior periods below have been conformed to the non-GAAP measures presented for the current period.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted measures of operating expenses for its U.S. dialysis business, adjusted U.S. dialysis patient care costs per treatment, adjusted operating income, adjusted net income from continuing operations attributable to DaVita Inc. and adjusted diluted net income per share from continuing operations attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following Notes 3 through 7 provide reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in millions, except per share data)

Note 3:    Adjusted net income from continuing operations and adjusted diluted net income from continuing operations per share attributable to DaVita Inc.

	Three months ended				Year ended
	December 31, 2022		September 30, 2022		December 31, 2022		December 31, 2021
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income from continuing operations attributable to DaVita Inc.	$55	$0.59	$105	$1.13	$547	$5.71	$978	$8.90
Closure charges impacting:
Patient care costs	6	0.07	7	0.07	21	0.22	2	0.02
General and administrative:	8	0.09	12	0.13	22	0.23	3	0.03
Depreciation and amortization	24	0.26	21	0.22	46	0.48	12	0.11
Total closure charges	38	0.42	40	0.42	88	0.92	18	0.16
Severance and other costs	23	0.25	—	—	23	0.24	—	—
Related income tax	(13)	(0.15)	(10)	(0.11)	(26)	(0.27)	(4)	(0.04)
Income tax impact related to prior legal settlement	—	—	—	—	—	—	25	0.23
Adjusted net income from continuing operations attributable to DaVita Inc.	$102	$1.11	$135	$1.45	$632	$6.60	$1,016	$9.24
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

Note 4:    Adjusted operating income

	Three months ended		Year ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Consolidated:
Operating income	$256	$312	$1,339	$1,797
Closure charges impacting:
Patient care costs	6	7	21	2
General and administrative:	8	12	22	3
Depreciation and amortization	24	21	46	12
Total closure charges	38	40	88	18
Severance and other costs	23	—	23	—
Adjusted operating income	$317	$351	$1,450	$1,815

	Three months ended		Year ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Consolidated:
U.S. dialysis:
Segment operating income	$335	$351	$1,565	$1,975
Closure charges	35	40	86	18
Severance and other costs	17	—	17	—
Adjusted U.S. dialysis operating income	387	391	1,668	1,993
Other - Ancillary services:
U.S.
Integrated kidney care	(34)	(32)	(125)	(111)
Other U.S. ancillary	(1)	(2)	(9)	3
Segment operating loss	(36)	(34)	(134)	(108)
Severance and other costs	—	—	—	—
Adjusted operating loss	(35)	(34)	(133)	(108)
International
Segment operating income	(4)	18	37	42
Closure charges	3	—	3	—
Severance and other costs	5	—	5	—
Adjusted operating income	3	18	44	42
Other - Ancillary services operating loss	(32)	(15)	(89)	(66)
Corporate administrative support expenses:
Segment expenses	(38)	(24)	(130)	(112)
Severance and other costs	1	—	1	—
Adjusted Corporate administrative support expenses	(38)	(24)	(129)	(112)
Adjusted operating income	$317	$351	$1,450	$1,815
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

Note 5:    Adjusted U.S. dialysis expense measures

	Three months ended
	December 31, 2022			September 30, 2022
	GAAP	Non-GAAP adjustment	Adjusted	GAAP	Non-GAAP adjustment	Adjusted
	(dollars in millions)
U.S. dialysis
Treatments	7,239,660	—	7,239,660	7,335,825	—	7,335,825
Operating expenses:
Patient care costs	$1,865	$(6)	$1,859	$1,877	$(7)	$1,870
General and administrative	283	(22)	261	297	(12)	285
Depreciation and amortization	184	(24)	160	185	(21)	164
Equity investment income	(8)	—	(8)	(7)	—	(7)
Total operating expenses	$2,324	$(52)	$2,271	$2,352	$(40)	$2,312
Patient care costs per treatment	$257.60		$256.74	$255.86		$254.96
Certain columns, rows, per treatment amounts or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)Patient care costs per treatment and adjusted patient care costs per treatment are patient care costs or adjusted patient care costs divided by number of U.S. dialysis treatments, respectively.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions)
Note 6:    Effective income tax rates on income from continuing operations attributable to DaVita Inc.

	Three months ended		Year ended December 31, 2022
	December 31, 2022	September 30, 2022
Income from continuing operations before income taxes	$147	$207	$966
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(59)	(59)	(222)
Income from continuing operations before income taxes attributable to DaVita Inc.	$89	$148	$744

Income tax expense for continuing operations	$34	$43	$198
Income tax attributable to noncontrolling interests	—	—	(1)
Income tax expense for continuing operations attributable to DaVita Inc.	$34	$42	$197

Effective income tax rate on income from continuing operations attributable to DaVita Inc.	38.5%	28.7%	26.5%
The effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc. is computed as follows:

	Three months ended		Year ended December 31, 2022
	December 31, 2022	September 30, 2022
Income from continuing operations before income taxes	$147	$207	$966
Closure charges impacting:
Patient care costs	6	7	21
General and administrative:	8	12	22
Depreciation and amortization	24	21	46
Severance and other costs	23	—	23
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(59)	(59)	(222)
Adjusted income from continuing operations before income taxes attributable to DaVita Inc.	$150	$187	$855
Income tax expense	$34	$43	$198
Plus income tax related to:
Closure charges impacting:
Patient care costs	2	2	5
General and administrative:	1	3	5
Depreciation and amortization	6	5	11
Severance and other costs	5	—	5
Less income tax related to:
Noncontrolling interests	—	—	(1)
Income tax on adjusted income from continuing operations attributable to DaVita Inc.	$48	$52	$223
Effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc.	31.7%	27.9%	26.1%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

Note 7:    Free cash flow

	Three months ended
	December 31, 2022	September 30, 2022	December 31, 2021
Net cash provided by operating activities	$344	$711	$530
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(79)	(70)	(67)
Contributions from noncontrolling interests	3	2	3
Expenditures for routine maintenance and information technology	(147)	(104)	(132)
Expenditures for development and relocations	(47)	(40)	(58)
Proceeds from sale of self-developed properties	1	1	13
Free cash flow	$75	$500	$290

	Twelve months ended
	December 31, 2022	September 30, 2022	December 31, 2021
Net cash provided by operating activities	$1,565	$1,751	$1,931
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(268)	(255)	(244)
Contributions from noncontrolling interests	15	15	32
Expenditures for routine maintenance and information technology	(431)	(416)	(421)
Expenditures for development and relocations	(172)	(182)	(220)
Proceeds from sale of self-developed properties	109	120	56
Free cash flow	$817	$1,032	$1,133
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.